EXHIBIT 99.1

EXCO Resources, Inc. Announces Sale of Interests in Compass Production Partners

Oct 06, 2014

DALLAS—(BUSINESS WIRE)—Oct. 6, 2014— EXCO Resources, Inc. (NYSE:XCO) (“EXCO”) today announced that it has signed an agreement to sell its 25% interest in Compass Production Partners, LP (the “Partnership”) and its 50% interest in Compass Production GP, LLC (the “General Partner”) to an affiliate of Harbinger Group, Inc. (NYSE:HRG) (“Harbinger”) for $118.75 million in cash. The effective date of the transaction is August 1, 2014 and it is expected to close during the fourth quarter of 2014.

The sale reflects EXCO’s continued focus on improving its balance sheet and simplifying its corporate structure. EXCO intends to use the proceeds to reduce the revolving commitment under EXCO’s Amended and Restated Credit Agreement (the “EXCO Credit Agreement”). As of September 30, 2014, EXCO had $222.5 million of outstanding indebtedness under the revolving commitment of the EXCO Credit Agreement. Upon the closing of the sale of the Partnership, EXCO will have received cash consideration of $701.8 million from the sale of non-core assets and the rights offering of our common stock since September 30, 2013.

EXCO’s $875.0 million borrowing base will not be affected as a result of this transaction since the Partnership is not a guarantor under the EXCO Credit Agreement. We are currently in the process of the semi-annual borrowing base redetermination of the EXCO Credit Agreement and we expect the current borrowing base to be reaffirmed.

Jeff Benjamin, EXCO’s chairman, commented, “As we look to the future, this sale fits strategically and financially while streamlining our corporate structure and operations. This sale will further enhance our liquidity position which provides a solid foundation for future growth. We are currently developing our capital budget for 2015 and our financial strength will allow us to execute on our plans. The capital budget will be designed to focus on the development of our extensive inventory of oil and natural gas properties with high rates of return, operational initiatives including additional re-stimulation opportunities in the Haynesville shale and the evaluation of other formations within our current asset base, while providing us with the flexibility to be opportunistic in the pursuit of complementary acquisitions. EXCO had liquidity of $711.2 million as of September 30, 2014, and the proceeds from the sale of the Partnership will further improve our liquidity.”

EXCO formed the Partnership with Harbinger in February 2013, and contributed its conventional non-shale assets in East Texas and North Louisiana and its shallow Canyon Sand and other assets in West Texas. In exchange for the contribution, EXCO received net proceeds of $574.8 million and the interests in the Partnership and the General Partner. EXCO has received $9.6 million of cash distributions from the Partnership since formation. Our proportionate share of the Partnership’s total proved reserves was 125.3 Bcfe and the related PV-10 pursuant to SEC pricing rules was $104.0 million as of December 31, 2013. There was no difference between PV-10 and the standardized measure of discounted future net cash flows under U.S. GAAP.

EXCO reports its 25.5% economic interest in the Partnership using proportionate consolidation. The Partnership has its own credit agreement, for which EXCO is not a guarantor. As a result of the sale, EXCO’s consolidated indebtedness will be reduced by our proportionate share of the Partnership’s debt. As of June 30, 2014, we proportionally consolidated $85.8 million of the Partnership’s debt. For the three months ended June 30, 2014, EXCO’s interest in the Partnership contributed 24.9 Mmcfe per day, or 6.5%, of EXCO’s total production and $5.2 million, or 5.0%, of EXCO’s total Adjusted EBITDA. As a result of the sale, EXCO’s expected production and Adjusted EBITDA for the year ending December 31, 2014 are expected to decrease by an estimated 1.4 Bcfe and $3.5 million, respectively.

EXCO Resources, Inc. is an oil and natural gas exploration, exploitation, acquisition, development and production company headquartered in Dallas, Texas with principal operations in Texas, Louisiana and the Appalachia region.

Additional information about EXCO may be obtained by contacting Chris Peracchi, Vice President of Finance and Investor Relations, and Treasurer, at EXCO’s headquarters, 12377 Merit Drive, Suite 1700, Dallas, TX 75251, telephone number (214) 368-2084, or by visiting EXCO’s website at www.excoresources.com. EXCO’s SEC filings and press releases can be found under the Investor Relations tab.

Adjusted EBITDA represents net income (loss) adjusted to exclude interest expense, income taxes, depreciation, depletion and amortization, other operating items impacting comparability, accretion of discount on asset retirement obligations, impairment of oil and natural gas properties, non-cash changes in the fair value of derivatives, non-cash impairments of assets, stock-based compensation and income or losses from equity method investments. Adjusted EBITDA is a widely used measure by investors, analysts and rating agencies for valuations, peer comparisons and investment recommendations. In addition, it is used in covenant calculations required under the EXCO Credit Agreement, the indenture governing our 7.5% senior notes due September 15, 2018 (“2018 Notes”), and the indenture governing our 8.5% senior notes due April 15, 2022 (“2022 Notes”). Compliance with the liquidity and debt incurrence covenants included in these agreements is considered material to us. Our computation of Adjusted EBITDA may differ from the computations of similarly titled measures of other companies due to differences in the inclusion or exclusion of items in our computation as compared to those of others. Adjusted EBITDA is a measure that is not prescribed by generally accepted accounting principles, or GAAP. Adjusted EBITDA specifically excludes changes in working capital, capital expenditures and other items that are set forth on a cash flow statement presentation of a company’s operating, investing and financing activities. As such, we encourage investors not to use this measure as a substitute for the determination of net income, net cash provided by operating activities or other similar GAAP measures. The calculation Adjusted EBITDA differs in certain respects from the calculation of comparable measures in the EXCO Credit Agreement, the indenture governing our 2018 Notes and 2022 Notes. The table below presents a reconciliation of Adjusted EBITDA to cash flows from operations, a GAAP measure, for the three months ended June 30, 2014:

(in thousands)	EXCO (excl. Compass)	Compass (EXCO’s proportionate share)	EXCO Consolidated
Net cash provided by operating activities	$62,858	$4,930	$67,788
Interest expense	25,301	667	25,968
Income tax expense	—	—	—
Amortization of deferred financing costs and discount	(5,190)	(63)	(5,253)
Other operating items impacting comparability	6,775	—	6,775
Changes in working capital	10,225	(305)	9,920
Adjusted EBITDA	$99,969	$5,229	$105,198

We have not reconciled the estimated year ended 2014 Adjusted EBITDA to the relevant GAAP measure because applicable information on which this reconciliation is based is not readily available. Accordingly, a reconciliation of the estimated year ended 2014 Adjusted EBITDA to the relevant GAAP measure at this time is not available without unreasonable effort.

This release may contain forward-looking statements relating to future financial results, business expectations and business transactions. Adjusted EBITDA is based on estimates and assumptions that are inherently subject to significant economic, industry and competitive uncertainties and contingencies, all of which are difficult to predict and many of which are beyond EXCO’s control. Actual results may differ materially from those predicted as a result of factors over which EXCO has no control. Such factors include, but are not limited to: estimates of reserves, commodity price changes, regulatory changes and general economic conditions. These risk factors and additional information are included in EXCO’s reports on file with the Securities and Exchange Commission. Except as required by applicable law, EXCO undertakes no obligation to publicly update or revise any forward-looking statements.

Source: EXCO Resources, Inc.

EXCO Resources, Inc.

Chris Peracchi, 214-368-2084

Vice President of Finance and Investor Relations, and Treasurer